FOR IMMEDIATE RELEASE

Penske Automotive Group Completes Redemption of
3.5% Senior Subordinated Convertible Notes Due 2026

BLOOMFIELD HILLS, MI, July 16, 2012 – Penske Automotive Group, Inc., (NYSE: PAG), an international automotive retailer, today announced that it has completed the redemption of $63.3 million in outstanding 3.5% Senior Subordinated Convertible Notes due 2026 (the “Notes”). The Company settled the obligation in cash; therefore, no shares were issued in the settlement of the Notes.

Commenting on the redemption, Chief Financial Officer David K. Jones said, “The funding of the Notes redemption was completed using available cash and availability under the Company’s existing U.S. credit facility. We are pleased to settle the Notes without diluting current shareholders and we are confident that our current capital structure will allow for continued growth of our business.”

ABOUT PENSKE AUTOMOTIVE GROUP
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 337 retail automotive franchises, representing 41 different brands and 29 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 167 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2011, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Company inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # # # # #